                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-94365



                                20,000,000 SHARES


                               CISCO SYSTEMS, INC.
                                  COMMON STOCK


        This prospectus relates to the public offering, it may be underwritten, of up to 20,000,000 shares of our Common Stock which will be issued in connection with the closing of the Share Purchase Agreement dated as of December 20, 1999, by and among us, one of our subsidiaries, Pirelli S.p.A. and two of its subsidiaries (the "Transaction"). One of the Pirelli subsidiaries, Pirelli Cable Holding, N.V., will be the recipient of the shares. For purposes of this prospectus, we refer to them as the selling shareholder.

        The prices at which such selling shareholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated or underwritten transactions. We will not receive any of the proceeds from the sale of the shares.

        Our Common Stock is quoted on the Nasdaq National Market under the symbol "CSCO." On February 7, 2000, the average of the high and low price for the Common Stock was $123.97.

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER. THESE INCLUDE THE RISKS IDENTIFIED ON PAGES 6 THROUGH 12 OF OUR MOST RECENTLY FILED FORM 10-K/A, ON PAGES 9 THROUGH 17 OF OUR 8-K/A FILED ON FEBRUARY 3, 2000 AND ON PAGES 21 THROUGH 36 OF OUR MOST RECENTLY FILED FORM 10-Q/A. FUTURE REPORTS THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION MAY CONTAIN ADDITIONAL RISK FACTORS OR MODIFICATIONS TO EXISTING RISK FACTORS. YOU SHOULD ALSO CONSIDER THESE RISKS AND UNCERTAINTIES.

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        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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               The date of this Prospectus is February 11, 2000.

        No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Cisco Systems, Inc. (referred to in this prospectus as "we", "Cisco" or the "Registrant"), any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from our web site at http://www.cisco.com or at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

                (a) Cisco's Annual Report on Form 10-K for the fiscal year ended July 31, 1999, filed September 28, 1999, as amended by the Annual Report on Form 10-K/A filed on February 3, 2000, including certain information in Cisco's Definitive Proxy Statement in connection with Cisco's 1999 Annual Meeting of Shareholders and certain information in Cisco's Annual Report to Shareholders for the fiscal year ended July 31, 1999;

                (b) Cisco's Quarterly Report on Form 10-Q for the quarter ended October 30, 1999 as amended by the Quarterly Report on Form 10-Q/A filed on February 3, 2000;
                (c) Cisco's Current Report on Form 8-K filed December 22, 1999;

                (d) Cisco's Current Report on Form 8-K filed December 15 , 1999, as amended by the Current Report on Form 8-K/A filed on February 3, 2000;
                (e) Cisco's Current Report on Form 8-K filed November 17, 1999;

                (f) The description of Cisco Common Stock contained in its registration statement on Form 8-A filed January 8, 1990, including any amendments or reports filed for the purpose of updating such descriptions; and

                (g) The description of Cisco's Preferred Stock Purchase Rights, contained in its registration statement on Form 8-A filed on June 11, 1998, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                Larry R. Carter
                Senior Vice President, Chief Financial Officer and Secretary Cisco Systems, Inc.
                255 West Tasman Drive
                San Jose, CA 95134
                408-526-4000

        You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                   THE COMPANY

        Cisco's principal executive offices are located at 255 West Tasman Drive, San Jose, California 95134. Cisco's telephone number is (408) 526-4000.

                              PLAN OF DISTRIBUTION

        Cisco is registering all 20,000,000 shares on behalf of the selling shareholder. The shares will be issued by us at the closing of the Transaction. Cisco will receive no proceeds from this offering. The selling shareholder named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Shareholder") may sell the shares from time to time. The Selling Shareholder will act independently of Cisco in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholder may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

        o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

        o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

        o  in underwritten offering through a broker-dealer,

        o an exchange distribution in accordance with the rules of such exchange,

        o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

        o  in privately negotiated transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in the resales.

        The Selling Shareholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholder. The Selling Shareholder also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholder may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Shareholder may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act, the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Shareholder has advised Cisco that as of the date here of it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholder. Cisco will make copies of this prospectus available to the Selling Shareholder and has informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        Cisco will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special or underwritten offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

        o the name of each such Selling Shareholder and of the participating broker-dealer(s),

        o  the number of shares involved,

        o  the price at which such shares were sold,

        o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

        o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

        o  other facts material to the transaction.

        In addition, upon being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, Cisco will file a supplement to this prospectus.

        Cisco will bear all costs, expenses and fees in connection with the registration of the shares. Cisco will also bear up to $20 million of any hedging fees or commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities in connection with the offering of the shares arising under the Securities Act.

                              SELLING SHAREHOLDERS
        The following table sets forth the maximum number of shares that will be owned by the Selling Shareholder upon the closing of the Transaction. The Selling Shareholder has not had a material relationship with Cisco within the past three years other than as a result of the ownership of the shares or other securities of Cisco. No estimate can be given as to the amount of shares that will be held by the Selling Shareholder after completion of this offering because the Selling Shareholder may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Shareholder named below.

                                 Number of Shares   Number of Shares
                                   Beneficially      Registered for
Name of Selling Shareholder(1)       Owned(2)        Sale Hereby(3)
------------------------------   ----------------   ----------------
Pirelli Cable Holding N.V.       20,000,000         20,000,000

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(1) Pirelli Cable Holding N.V. is a wholly owned subsidiary of Pirelli S.p.A. Pirelli S.p.A. is a publicly-owned company listed on the Milan Stock Exchange. Pirelli & Co. owns 30.5% of Pirelli S.p.A. and is its largest shareholder. Pirelli & Co. is a publicly-owned company listed on the Milan Stock Exchange. Camfin owns 23.3% of Pirelli & Co. and is its largest shareholder. Camfin is a publicly-owned company listed on the Milan Stock Exchange. A private company called GPI controls 53.6% of Camfin and Marco Tronchetti Provera controls 53% of the equity of GPI. The Chairman of Pirelli S.p.A., Marco Tronchetti Provera, is also the Chairman of Pirelli & Co. and Camfin.

(2) This represents the maximum number of shares to be issued at the closing of the Transaction. The exact number of shares will be determined at the close of the trading day on the Nasdaq Stock Market immediately preceding the closing date of the Transaction. The aggregate number represents less than once percent of the Common Stock of Cisco.

(3) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Cisco's outstanding shares of common stock.

                                  LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for Cisco by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                     EXPERTS

        The consolidated financial statements of Cisco Systems, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended July 31, 1999 and supplementary consolidated financial statements as of July 31, 1999 and July 25, 1998 and for each of the three years in the period ended July 31, 1999 incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed February 3, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

        PricewaterhouseCoopers LLP ("PWC"), Cisco's independent accountants, has notified Cisco that PWC is engaged in discussions with the Securities and Exchange Commission following an internal review by PWC, pursuant to an administrative settlement with the Securities and Exchange Commission, of PWC's compliance with auditor independence guidelines. PWC has advised Cisco that Cisco is one of the companies affected by such discussions. Cisco is not involved in the discussions between the Securities and Exchange Commission and PWC and cannot predict the result of those discussions.

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We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Where You Can Find More Information............................................3
The Company....................................................................4
Plan of Distribution...........................................................4
Selling Shareholders...........................................................6
Legal Matters..................................................................7
Experts........................................................................7


                               CISCO SYSTEMS, INC.


                                20,000,000 SHARES
                                 OF COMMON STOCK


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                                   PROSPECTUS
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                               FEBRUARY 11, 2000



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